Exhibit (a)(1)(vii)

IMMEDIATE ATTENTION REQUIRED

April 23, 2007

Dear Participant in the Premiere Global Services, Inc. 401(k) Plan:

          The enclosed tender offer materials and Direction Form require your immediate attention. Our records reflect that, as a participant in the Premiere Global Services, Inc. 401(k) Plan (the “Plan”), all or a portion of your individual account is invested in the Premiere Global Services, Inc. Company Stock Fund (the “Stock Fund”). The tender offer materials describe an offer by Premiere Global Services, Inc. (the “Company”), to purchase up to 11,857,707 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a price of $12.65, net to the seller in cash, less any applicable withholding taxes and without interest (the “Offer”). As described below, you have the right to instruct Reliance Trust Company, as trustee of the Plan (the “Trustee”), concerning whether to tender shares allocable to the units in your individual account under the Plan. You will need to complete the enclosed Direction Form and return it to Ellen Philip Associates, Inc. (the “Independent Plan Tabulator”) in the enclosed return envelope so that it is RECEIVED by 4:00 p.m., New York City time, on or before Wednesday, May 16, 2007, unless the Offer is extended, in which case the deadline for receipt of instructions will, to the extent feasible, be three business days prior to the expiration date of the Offer. If you do not complete the enclosed Direction Form and return it to the Independent Plan Tabulator on a timely basis, you will be deemed to have elected not to participate in the Offer and no shares allocable to the units in your Plan account will be tendered.

          Your balance in the Stock Fund under the Plan is accounted for in units. Each unit represents a portion of the shares of Common Stock in the Stock Fund. The Trustee will determine the actual number of shares to tender based on instructions received from participants and by calculating the number of shares allocable to the units for which instructions to tender have been received. Unless otherwise required by applicable law, the Trustee may not exercise its own discretion whether to tender shares for which no directions are received.

          To obtain information on the number of units in your Stock Fund account under the Plan or for other general information about your Plan account, please call FASCore, LLC (a part of Great-West Retirement Services) (the “Recordkeeper”) at 877-732-4015 or visit the Plan’s Internet website at www.gwrs.com/metlife.

          The remainder of this letter summarizes the transaction, your rights under the Plan (including a notice of a blackout period) and the procedures for completing and submitting the Direction Form. You should also review the more detailed explanation provided in the Offer to Purchase, dated April 23, 2007 (the “Offer to Purchase”), enclosed with this letter.

Background

          The Company recently announced its plans to conduct a tender offer in which it would purchase for cash up to 11,857,707 shares of Common Stock at a price of $12.65 per share. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions set forth in the Offer to Purchase.

          The enclosed Offer to Purchase sets forth the objectives, terms and conditions of the Offer and is being provided to all of the Company’s shareholders. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the entire Offer to Purchase.

          The Offer extends to the Common Stock held by the Plan. Only the Trustee, as trustee of the Plan, can tender these shares in the Offer. Nonetheless, as a participant under the Plan, you have the right to direct the Trustee whether or not to tender some or all of the shares allocable to units in your individual Plan account. Unless otherwise required by applicable law, the Trustee will tender shares allocable to the units in participant accounts in accordance with participant instructions and the Trustee will not tender shares allocable to units in participant accounts for which it does not receive timely instructions. If you do not complete the enclosed Direction Form and return it to the Independent Plan Tabulator on a timely basis, you will be deemed to have elected not to participate in the Offer and no shares allocable to the units in your Plan account will be tendered.

Limitations on Following Your Direction

          The enclosed Direction Form allows you to specify the percentage of the shares allocable to the units in your account that you wish to tender. As detailed below, under some circumstances, the Trustee may be required not to tender shares allocable to the units in your account, even if your Direction Form directs the Trustee to do so.

          The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the trust agreement between the Company and the Trustee prohibit the sale of shares to the Company for less than “adequate consideration,” which is defined by ERISA for a publicly traded security as the prevailing market price on a national securities exchange. The Trustee will determine “adequate consideration,” based on the prevailing or closing market price of the Common Stock on the New York Stock Exchange on or about the date the shares are tendered by the Trustee (the “prevailing market price”). Accordingly, depending on the prevailing market price of the shares on such date, the Trustee may be unable to follow participant directions to tender shares to the Company.

          The Trustee will not tender shares allocable to units in your account if the prevailing market price is greater than the tender price offered by the Company in the Offer ($12.65 per share); notwithstanding your direction to tender shares allocable to units in your account, the shares allocable to units in your account will not be tendered.

          If the prevailing market price is equal to or lower than the tender price offered by the Company in the Offer ($12.65 per share), the Trustee will follow your direction as to the percentage of shares allocable to units in your account to tender in the Offer.

          Unless otherwise required by applicable law, the Trustee will not tender shares allocable to units in participant accounts for which it has received no direction, or for which it has received a direction not to tender.

It Is Your Decision Whether to Tender

          The Board of Directors of the Company has approved the tender offer. However, none of the Company or its Board of Directors, the Administrative Committee of the Premiere Global Services, Inc. 401(k) Plan, the Trustee, Banc of America Securities LLC and Wachovia Capital Markets, LLC (the “Dealer Managers” for the Offer), American Stock Transfer & Trust Company (the “Depositary” for the Offer) or Innisfree M&A Incorporated (the “Information Agent” for the Offer), makes any recommendation to you as to whether you should tender or refrain from tendering the shares allocable to units in your Plan account. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER THE SHARES ALLOCABLE TO UNITS IN YOUR ACCOUNT AND, IF SO, HOW MANY SHARES ALLOCABLE TO UNITS TO TENDER. In doing so, you should read carefully the information in the Offer, including the Company’s reasons for making the Offer.

          The Company’s directors and executive officers have advised the Company that they do not intend to tender their shares in the Offer.

Confidentiality

          To assure the confidentiality of your decision, the Independent Plan Tabulator will tabulate the Direction Forms. Neither the Trustee nor the Independent Plan Tabulator nor their affiliates or agents will make your individual direction available to the Company.

Procedure for Directing Trustee

          Enclosed is a Direction Form which should be completed and returned to the Independent Plan Tabulator. However, for purposes of the final tabulation, the Trustee will apply your instructions to the number of shares allocable to the units in your account as of May 16, 2007, or as of a later date if the Offer is extended.

          If you do not properly complete the Direction Form or do not return it by the deadline specified, such shares allocable to units in your account will be considered NOT TENDERED.

          To properly complete your Direction Form, you must do the following:

(1)

On the face of the Direction Form, check Box 1 if you wish to tender all of the shares allocable to units in your account. Check Box 2 and follow the instructions in the below bullet if you wish to tender some, but not all, of your shares in the Plan. If you do not wish to tender any of the shares allocable to units in your account, check Box 3.

	•	CHECK BOX 2 and specify the percentage (between 1% and 99% in whole numbers) of the shares allocable to units in your individual account that you want to tender.

(2)	Date and sign the Direction Form in the space provided.

(3)

Return the Direction Form in the enclosed return envelope so that it is received by the Independent Plan Tabulator at the address on the return envelope (P.O. Box 1997, New York, NY 10117-0024) not later than 4:00 P.M., New York City time, on Wednesday, May 16, 2007, unless the Offer is extended, in which case, to the extent feasible, the participant deadline shall be three business days prior to the expiration date of the Offer. Directions via facsimile will not be accepted.

          Your direction will be deemed irrevocable unless withdrawn by 4:00 p.m., New York City time, on Wednesday, May 16, 2007, unless the Offer is extended by the Company. In order to make an effective withdrawal, you must submit a new Direction Form which may be obtained by calling the Recordkeeper at 877-732-4105 and request an additional Direction Form. Upon receipt of a new, completed and signed Direction Form, your previous direction will be deemed canceled. You may direct the re-tendering of any shares allocable to units in your individual account by obtaining an additional Direction Form from the Recordkeeper and repeating the previous instructions for directing tender as set forth in this letter.

          After the deadline above for returning the Direction Form to the Independent Plan Tabulator, the Independent Plan Tabulator will complete the tabulation of all directions. The Trustee will tender the appropriate number of shares on behalf of the Plan.

          Subject to the satisfaction of the conditions described in the Offer to Purchase, the Company will buy all shares, up to 11,857,707, that are properly tendered through the Offer. If there is an excess of shares tendered over the exact number desired by the Company, shares tendered pursuant to the Offer may be subject to proration, as described in the Offer to Purchase. Any shares allocable to units in your account that are not purchased in the Offer will remain allocated to your individual account under the Plan.

          The preferential treatment of holders of fewer than 100 shares, as described in the Offer to Purchase, will not apply to participants in the Plan, regardless of the number of shares allocable to units held within their individual accounts. Likewise, the conditional tender of shares, as described in the Offer to Purchase, will not apply to participants in the Plan.

Effect of Tender on Your Account; Freeze on Employer Stock Account

          As of 4:00 p.m., New York City time, on Wednesday, May 16, 2007, certain transactions involving the Stock Fund attributable to your account, including all exchanges out, loans, withdrawals and distributions, will be prohibited until all processing related to the Offer has been completed, unless the Offer is terminated or the completion date is extended. This freeze on transactions will apply to ALL shares allocable to units in your Plan account, even if you elect to tender less than 100% of the shares allocable to the units in your account. In the event that the Offer is extended, the freeze on transactions involving the Stock Fund will, if feasible, be temporarily lifted until three days prior to the new completion date of the Offer, as extended, at which time a new freeze on these transactions involving the Stock Fund will commence. You can call the Recordkeeper at 877-732-4015 to obtain updated information on expiration dates, deadlines and Stock Fund freezes.

IMPORTANT NOTE ON PLAN BLACKOUT PERIOD

          As a result of this tender offer, you temporarily will be unable to conduct certain Plan transactions involving the Stock Fund during the period in which the Independent Plan Tabulator processes the results of the Offer. This period is called a “Blackout Period.” During the Blackout Period you will be unable to direct investments or otherwise transfer amounts out of the Stock Fund. The Blackout Period begins at 4:00 pm, New York City time, on May 16, 2007. For Plan participants who do not elect to tender any portion of their Stock Fund in the Offer, the Blackout Period is expected to end on or about Monday, May 21, 2007. For Plan participants who do elect to tender all or a portion of their Stock Fund in the Offer, the Blackout Period is expected to end on or about June 1, 2007. You can determine whether the Blackout Period has started or ended by calling the Recordkeeper at 877-732-4015.

          During the Blackout Period you will be unable to direct or diversify the assets held in your Stock Fund. For this reason, it is very important that you review and consider the appropriateness of your current investments and Plan elections in light of your inability to obtain loans, withdrawals or distribution or to direct or diversify your investment in the Stock Fund during the Blackout Period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income, and investments. You should be aware that there is a risk to holding substantial portions of your assets in the Stock Fund, as individual stocks — including the Common Stock — tend to have greater volatility, both up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the Blackout Period, and you will not be able to direct the sale of such stocks from your account during the Blackout Period.

          Federal law generally requires that you be furnished notice of a Blackout Period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any Blackout Period, in order to provide you with sufficient time to consider the effect of the Blackout Period on your retirement and financial plans. There is an exception to this 30-day rule where such advance notice is not possible due to unforeseeable circumstances or events beyond the reasonable control of the Plan administrator. As a result of the securities law requirements related to the Offer, it was impossible to furnish 30 days advance notice.

          If you have any questions concerning the Blackout Period, you should contact the Recordkeeper at 877-732-4015.

Investment of Proceeds

          For any shares allocable to units in the Plan that are tendered and purchased by the Company, the Company will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.

          Pursuant to the terms of the Plan, the Trustee will invest proceeds received with respect to shares allocable to units in your account in the Met Conservative Asset Allocation Portfolio in your account as soon as administratively possible after receipt of proceeds. The Cash portion of any units with respect to which you tender shares will also be invested in the Met Conservative Asset Allocation Portfolio. Once the proceeds have been received and have been invested in the Met Conservative Asset Allocation Portfolio, you may transfer them to other available investment funds within the Plan. It is anticipated that the processing of participant accounts will be completed five to seven business days after receipt of these proceeds.

Shares Outside the Plan

          If you hold shares outside of the Plan, you will receive, under separate cover, Offer materials to be used to tender those shares. Those Offer materials may not be used to direct the Trustee to tender or not tender the shares allocable to the units in your individual account under the Plan. Likewise, the tender of shares allocable to the units in your individual account under the Plan will not be effective with respect to shares you hold outside of the Plan. The direction to tender or not tender shares allocable to units in your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Direction Form may not be used to tender shares held outside of the Plan.

Further Information

          If you require additional information concerning the procedure to tender shares allocable to the units in your individual account under the Plan, please contact the Recordkeeper at 877-732-4015. If you require additional information concerning the terms and conditions of the Offer, please call the Information Agent for the Offer toll free, at (888) 750-5834.

Sincerely,

Administrative Committee of the Premiere Global Services, Inc. 401(k) Plan

DIRECTION FORM
PREMIERE TENDER OFFER

BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY THE ACCOMPANYING
OFFER TO PURCHASE AND ALL OTHER ENCLOSED MATERIALS

PLEASE NOTE THAT IF YOU DO NOT SEND IN A PROPERLY COMPLETED, SIGNED DIRECTION FORM, OR IF SUCH DIRECTION FORM IS NOT RECEIVED BY THE INDEPENDENT PLAN TABULATOR BY 4:00 P.M., NEW YORK CITY TIME ON WEDNESDAY, MAY 16, 2007, UNLESS THE TENDER OFFER IS EXTENDED, THE SHARES ALLOCABLE TO THE UNITS IN YOUR PLAN ACCOUNT WILL NOT BE TENDERED IN ACCORDANCE WITH THE TENDER OFFER, UNLESS OTHERWISE REQUIRED BY LAW.

Reliance Trust Company (the “Trustee”), Ellen Philip Associates (the “Independent Plan Tabulator”) and the Administrative Committee of the Premiere Global Services, Inc. 401(k) Plan make no recommendation to any participant in the Premiere Global Services, Inc. 401(k) Plan (the “Plan”) as to whether to tender or not. Your direction to the Trustee will be kept confidential.

This Direction Form, if properly signed, completed and received by the Independent Plan Tabulator in a timely manner, will supersede any previous Direction Form.

To obtain information on the number of units in your Stock Fund account under the Plan or for other general information about your Plan account, please call FASCore, LLC (a part of Great-West Retirement Services) at (877) 732-4015 or visit the Plan’s Internet website at www.gwrs.com/metlife.

          In connection with the Offer to Purchase made by Premiere Global Services, Inc. dated April 23, 2007, I hereby instruct the Trustee to tender the shares allocable to the units in my Plan account as follows:

☐	TENDER ALL SHARES

☐

TENDER _____% (1% – 99%, whole percentage only) of the shares of Premiere Global Common Stock allocable to the units in my Plan account pursuant to the offer. Not completing the blank in the previous sentence will be taken to mean that no shares allocable to the units in the Stock Fund in my Plan account are to be tendered. I understand that certain transactions involving shares allocable to the units in the Stock Fund in my Plan account, including exchanges out, loans, withdrawals and distributions, will be prohibited from 4:00 pm, New York City time on Wednesday, May 16, 2007, until all processing of the Offer has been completed, and that such freeze will apply to ALL such shares allocable to the units in my account even if I elect to tender less than 100%.

☐	Please DO NOT TENDER shares allocable to the units in my Plan account pursuant to the Offer.

I acknowledge receipt of the Offer to Purchase.

	,		, 2007

SIGNATURE		DATE